CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-82734 on Form N-1A of our reports dated October 16, 2023, relating to the financial statements and financial highlights of California High-Yield Municipal Fund, California Intermediate-Term Tax-Free Bond Fund, and California Tax-Free Money Market Fund, each a series of American Century California Tax-Free and Municipal Funds, appearing in the Annual Reports on Form N-CSR of American Century California Tax-Free and Municipal Funds for the year ended August 31, 2023, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
December 28, 2023